SUPPORTSAVE SOLUTIONS, INC.
REPORTS FISCAL 2008 FOURTH QUARTER AND FULL-YEAR EARNINGS RESULTS

-- Company Completes First Full Year of Operation as a Public Company --
-- Fourth Quarter Net Revenue Increases 191% from First Quarter Net Revenue --

ALAMO, CA – August 21, 2008 – SupportSave Solutions Inc. (OTCBB: SSVE), a provider of Business Processing Outsourcing (“BPO”) services, today reported fourth quarter and full-year results ended May 31, 2008, marking its first full year of operation as a public company.

During the fourth quarter, the company reported net revenue of $332,000, virtually flat versus third quarter’s net revenue of $333,000, though an increase of 57 percent from the second quarter, and 191 percent growth versus their first quarter of 2008. The company reported its first net loss during the fourth quarter following significant non-recurring operating expenses related to the cost of issuing stock to employees, consultants and services, and via private placement. Net loss for the fourth quarter totaled $507,000, a stark contrast to net income of $87,000 in the third quarter, $40,000 in the second quarter, and $22,000 in the first quarter. For fiscal 2008, the company reported more than $990,000 in net revenue with a net loss of $358,000.

With respect to operating income, the company reported an operating loss of $586,000 in the fourth quarter, again due to non-recurring stock expenses incurred. For the third quarter operating income was $115,000, a 117% increase from the second quarter and a near 300% increase reported in the first quarter. For fiscal 2008, the company reported an operating loss of $390,000 for the year.

Turning to the balance sheet, the company had $445,000 in total current assets for the fourth quarter, inclusive of $437,000 cash and cash equivalents, versus only $29,000 of total current liabilities. As such, stockholder equity increased 56% to $531,619.

Chris Johns, SupportSave Solutions Chief Executive Officer noted, “I am tremendously proud of the core growth our embryonic company was able to achieve in just one-year. We continue to provide best-in-breed service to small and mid-sized companies who turn to our business process outsourcing solution to control costs without sacrificing quality. As we move past the fourth quarter of 2008 that saw a significant amount of non-recurring operating expenses, and back into our normal operating mode, we are quite confident that we will return to a positive bottom line going forward. Additionally, we fully expect robust growth in our roster of clients as we enter our second year of operation as a public company. Further, our flexibility across a broad spectrum of industries has allowed us to diversify our business, and consequentially, reduced our exposure to economic slowdowns in the United States and abroad.”

About SupportSave Solutions Inc.
SupportSave Solutions provides offshore BPO services which we deliver primarily to U.S.-based clients from our facilities in the Philippines. BPO services involves contracting with an external organization to take primary responsibility for providing a business process or function, such as customer management, transcription and captioning, processing services, human resources, procurement, logistics support, finance and accounting, engineering, facilities management, information technology and training. These customer care services and solutions are provided by our skilled customer service representatives to small and mid-sized companies in the healthcare, communication, business services, financial services, publishing, and travel and entertainment industries.

Forward-Looking Statements
Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.   These forward-looking statements generally are identified by the words “believes,” “project,” “expects,” “anticipates,” “estimates,” “intends,” “strategy,” “plan,” “may,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.  We intend such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with those safe-harbor provisions.  Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse affect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Further information concerning our business, including additional factors that could materially affect our financial results, is included herein and in our other filings with the SEC.

## Financial Tables to Follow ##

Consolidated Statements of Operations
(Audited)

	Fourth Quarter Ended May 31, 2008	Fiscal Year Ended May 31, 2008

REVENUE
Sales	$333,002	$1,005,863
Less returns and allowances	(1,360)	(16,093)

TOTAL REVENUE	331,642	989,770

EXPENSES
Operating expenses	917,301	1,378,788

OPERATING LOSS	(585,659)	(389,018)

OTHER INCOME (EXPENSE)
Interest income	1,055	3,543
Gain on sale of investments	32,913	32,913
Gains/(losses) from currency hedging transactions	(5,825)	(5,825)
Federal income tax	50,225	-0-

TOTAL OTHER INCOME (EXPENSE)	78,368	30,631

NET LOSS	$(507,291)	$(358,387)

Consolidated Statements of Cash Flows
(Audited)

	Fourth Quarter Ended May 31, 2008	Fiscal Year Ended May 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(507,291)	$(358,387)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,935	23,295
Changes in:
Accounts receivable	(1,538)	(1,538)
Inventory	(6,545)	(6,545)
Prepaid expenses	-0-	2,100
Security deposit	-0-	(7,482)
Accounts payable	10,713	10,713
Accrued federal income tax	(50,225)	-0-
Deferred revenue	1,555	17,733
Payroll tax withholdings payable	-0-	(5,000)

TOTAL ADJUSTMENTS	(34,105)	33,276

NET CASH PROVIDED BY OPERATING ACTIVITIES	(541,396)	(325,111)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(31,556)	(131,076)
Currency translation adjustment	(7,780)	(9,834)

NET CASH (USED BY) INVESTING ACTIVITIES	(39,336)	(140,910)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	5	13
Additional paid in capital	683,430	790,536
Cash from stock subscriptions receivable	-0-	7,415
Payments on loan payable	(12,015)	(46,172)
Proceeds from loan payable	-0-	28,272

NET CASH PROVIDED BY (USED BY) FINANCING ACTIVITIES	671,420	780,064

NET INCREASE IN CASH AND CASH EQUIVALENTS	90,688	314,043

CASH AND CASH EQUIVALENTS - BEGIN OF PERIOD	322,881	122,676

CASH AND CASH EQUIVALENTS - END OF PERIOD	$413,569	$436,719